Exhibit 11.1
                KINETIC CONCEPTS, INC. AND SUBSIDIARIES
                   EARNINGS PER SHARE COMPUTATIONS
                (In thousands, except per share data)

                                         Year ended December 31,
                                         1996      1995      1994
                                       --------  --------  -------
Earnings before income taxes,
  minority  interest and cumulative
  effect of change in accounting
  principles......................     $ 64,441  $ 48,346  $119,550
Income taxes                            (25,454)  (19,905)  (55,949)
Minority interest in subsidiary loss          -         -        40
                                       --------   -------   -------
Net earnings before cumulative effect
  of change in accounting principles     38,987    28,441    63,641
Cumulative effect of change in method
  of accounting for inventory                 -         -       742
                                        _______   _______   _______
Net earnings                           $ 38,987  $ 28,441  $ 64,383
                                        =======   =======   =======

Shares used in earnings per share
  computations                           45,489    45,457    44,143
                                        =======   =======   =======
Earnings per share:
  Earnings before cumulative effect
    of change in accounting
    principles......................   $   0.86   $  0.63   $  1.44
  Cumulative effect of change in
    method of accounting for
    inventory                                 -         -      0.02
                                        _______   _______   _______
                                       $   0.86   $  0.63   $  1.46
                                        =======    ======   =======

Shares used in earnings per share
  computations - assuming full
  dilution                               45,584    45,914    44,709
                                         ======    ======    ======

Earnings per share - assuming full
dilution:
  Earnings before cumulative effect
  of change in accounting
  principles.......................    $  0.86    $  0.63   $  1.42
  Cumulative effect of change in
    method of accounting for
    inventory......................          -          -      0.02
                                         _______   _______   _______
                                       $   0.86   $  0.63   $  1.44
                                        =======    =======   =======



                      Exhibit 11.1 (Continued)


               KINETIC CONCEPTS, INC. AND SUBSIDIARIES
                   EARNINGS PER SHARE COMPUTATIONS
                (In thousands, except per share data)




 COMPUTATION OF SHARES USED IN EARNINGS PER SHARE COMPUTATIONS


                                         Year ended December 31,
                                           1996    1995    1994
                                        -------- -------- -------

Average outstanding common shares         43,958  44,183  43,912
Average common equivalent shares -
dilutive effect of option shares           1,531   1,274     231
                                          ------  ------  ------

Shares used in earnings per share
computation......................         45,489  45,457  44,143




 SHARES USED IN EARNINGS PER SHARE COMPUTATIONS ASSUMING FULL
                           DILUTION


                                          Year ended December 31,
                                           1996    1995    1994
                                         -------  ------  ------
Average outstanding common shares         43,958  44,183  43,912
Average common equivalent shares -
dilutive effect of option shares           1,626   1,731     797
                                          ------  ------  ------

Shares used in earnings per share
computation - assuming full
   dilution.....................          45,584  45,914  44,709
                                          ======  ======  ======